Exhibit 99.1

Proxy Statement for

2014 Annual General Meeting of Stockholders

and

Operational Update Call Held 3 April 2014

San Diego, California and Sydney, Australia (Thursday 3 April 2014, AEDT) — REVA Medical, Inc. (ASX: RVA) (“REVA” or the “Company”) is pleased to present the attached Proxy Statement for the Company’s 2014 Annual Meeting of Stockholders that is being filed with the U.S. Securities and Exchange Commission. The proxy materials, including this Proxy Statement and our 2013 Annual Report on Form 10-K, are being made available to our stockholders and CDI holders on the Internet. Instructions regarding how to access and review the proxy materials are contained in notices that are being mailed to stockholders and CDI holders of record concurrently with this announcement.

REVA’s Annual General Meeting is scheduled to be held in Sydney, Australia, on Tuesday, 13 May 2014 AEST (which is May 12, 2014 US PDT) at 10:30 a.m. at the AGL Theatre in the Museum of Sydney, which is at the corner of Phillip and Bridge Streets.

Additionally, during the Company’s operational update call held today, notice of which had been previously made, the Company’s Chairman and Chief Executive Officer, Robert Stockman, provided clarification as to the Company’s development programs and financing efforts. Mr. Stockman provided additional background on the Company’s FantomTM scaffold program and noted that, in addition to current cash and investment balances, which approximated $14 million as of 31 March 2014, the Company would continue to pursue a financing this year. An audiocast of the call is available on the Company’s website at www.revamedical.com.

HEAD OFFICE:  5751 Copley Drive, San Diego, CA 92111 • +1 (858) 966-3000 • +1 (858) 966-3099 (FAX)) • www.revamedical.com

AUSTRALIAN OFFICE:  Level 2, Suite 2, 175 Macquarie Street, Sydney, NSW 2000 • +61 2 9229 2700 • +61 9229 2727 (FAX)

ARBN 146 505 777 • REVA Medical, Inc., is a foreign company incorporated in Delaware, USA, whose stockholders have limited liability

About REVA

REVA is a development stage medical device company located in San Diego, California, USA, that is focused on the development, testing, and eventual commercialization of its proprietary bioresorbable stent products, which are also called “scaffolds.” The Company’s technologies combine its stent designs with its proprietary polymer; these products are designed to offer full x-ray visibility, clinically relevant sizing, and a controlled and safe resorption rate. The Company has several products in clinical study phase. A total of 112 patients were enrolled in its most recent trial in Australia, Brazil, Europe, and New Zealand; they will be followed for a total of five years, with primary data to be obtained at nine and 12 months. REVA will require successful clinical results and regulatory approval before it can commercialize any of its products.

United States Investor and Media Enquiries: Cheryl Liberatore Director, Investor Relations and Marketing REVA Medical, Inc. +1 858 966-3045	Australia Investor Enquiries: Kim Jacobs Inteq Limited +61 2 9229 2700 Media Enquiries: Rebecca Wilson Buchan Consulting +61 3 9866 4722